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EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of the date set forth on the signature page hereof (the “Effective Date), by and between Discovery Communications, LLC (“Company”), a wholly-owned subsidiary of Warner Bros. Discovery, Inc. and David Leavy (“Executive”).
W I T N E S S E T H:
WHEREAS, Company and Executive wish to enter into this Agreement to provide for Executive’s continued service to Company;
WHEREAS, Executive and Company are party to that certain Employment Agreement, dated as of June 27, 2019 (the “Prior Employment Agreement”); and
WHEREAS, Executive and Company desire for this Agreement to supersede and replace in all respects the Prior Employment Agreement with respect to the Term of Employment (as defined below).
NOW, THEREFORE, as a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein:
I.DUTIES, ACCEPTANCE, LOCATION
A.Company hereby employs Executive to render exclusive and full-time services as Chief Corporate Affairs Officer, on the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as directed by Company. Executive’s primary work location shall be Company’s offices in Silver Spring, MD, but Executive shall make himself available for travel to other locations as business needs reasonably require. Notwithstanding the foregoing, from the Effective Date through the day before the second anniversary of the Effective Date (such date, the “Relocation Expiration Date”), Executive, following consultation with the Chief Executive Officer of the Company, may elect to relocate his principal place of employment to Company’s offices in Los Angeles, California and such relocation must be completed on or prior to the Relocation Expiration Date. Upon the date of such relocation, if any (the “Relocation Date”), the parties agree to amend this Agreement to comply with applicable California law within 30 days of the Relocation Date.
B.Subject to Section IV(D)(1) hereof, if Company deems it necessary, Company reserves the right to change the location where Executive works, and the individual and/or position to whom/which Executive reports; provided that Executive shall not report to a position at a level lower than Chief Executive Officer of Warner Bros. Discovery, Inc.
C.Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the

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duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.
II.TERM OF EMPLOYMENT
D.Subject to Section IV, Executive’s term of employment under this Agreement shall be three (3) years beginning on the Effective Date and ending on the day prior to the third anniversary of the Effective Date (the “End Date”) (“Term of Employment”).
E.Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it shall give Executive written notice of its intent to enter such negotiations to renew no later than one hundred and fifty (150) days prior to the end of the Term of Employment. Executive and Company agree then to negotiate with each other exclusively and in good faith until the date seventy-five (75) days prior to the end of the Term of Employment. However, Executive shall continue to negotiate in good faith with Company and comply with the terms of this Agreement, including, but not limited to his fiduciary and confidentiality obligations, until the end of the Term of Employment notwithstanding Executive’s right to negotiate with third parties. The Term of Employment may not, however, be extended unless by mutual written agreement of Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend the Term of Employment for an additional term, this Agreement shall expire and the Term of Employment shall end on the End Date; provided, however, that if Company does not make a Qualifying Renewal Offer (as defined below), Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service (as defined herein) at the end of the Term of Employment (and assuming that he was willing and able at the end of the Term of Employment to perform future services, whether for Company or any other party). If Company has made a Qualifying Renewal Offer, but Executive declines the offer and terminates employment at the end of the Term of Employment, Executive shall not be eligible for any Severance Payment (including any payment under the then-effective annual incentive compensation plan) from Company, but shall be eligible for a Noncompetition Payment (as defined by, and in accordance with, Section VI (G), below). For these purposes, a Qualifying Renewal Offer is an offer to renew the Term of Employment with a meaningful increase in base salary and an annual bonus target that is at least the same level as in effect at the end of the Term of Employment, with other material terms that are at least as favorable in the aggregate to Executive as the material terms of this Agreement.
III.COMPENSATION
F.Base Salary. Company shall pay Executive an annual base salary of One Million Five Hundred Thousand Dollars ($1,500,000), effective as of April 8, 2022. The Base Salary shall, with respect to each year during

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the Term of Employment, be paid over the course of twelve (12) months in increments paid on regular Company paydays, less such sums as law requires Company to deduct or withhold. Executive’s future Base Salary increases shall be reviewed and decided in accordance with Company’s standard practices and procedures as generally applied to similarly situated senior executives of Company (“Senior Executives”). The Chief Executive Officer of Warner Bros. Discovery, Inc. shall not be considered a Senior Executive. The annual base salary payable to Executive under this Section III(A), as may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”
G.Bonus/Incentive Payment. In addition to the Base Salary paid to Executive pursuant to Section III(A), Executive shall be eligible to participate in Company’s then-effective annual incentive compensation plan with an annual incentive payment target of One Hundred Twenty-Five Percent (125%) of Base Salary (“Target”), effective as of April 8, 2022. The percentage of the Target amount payable to Executive shall be determined and paid in accordance with Company’s then-effective annual incentive compensation plan (e.g., subject to reduction for Company/division under-performance and increase for Company/division over-performance).
H.Benefits/Vacation. During the Term of Employment, Executive shall be entitled to participate in and receive benefits under Company’s employee benefit plans, programs and arrangements in (including Discovery Cares paid leave and relocation benefits, if applicable) which Executive is eligible for participation (and, for those plans which require a voluntary election, Executive elects such participation). In addition, Executive shall be entitled to vacation days pursuant to Company’s vacation policy, provide that Executive shall be eligible to receive no less than twenty-five (25) vacation days per full calendar year, plus Company holidays.
I.Equity Program. Executive shall receive an award of 73,368 restricted stock units under the Warner Bros. Discovery, Inc. Stock Incentive Plan or a successor plan (the “Stock Plan”) on the business day after the Effective Date (the “Promotion RSUs”). Subject to the terms and conditions of the Stock Plan and implementing award agreements, the Promotion RSUs shall vest over a period of three (3) years, in three (3) substantially equal installments beginning on the first anniversary of the Effective Date, with the third installment vesting on a date no later than the day before the third anniversary of the Effective Date. For the avoidance of doubt, subject to Executive’s continued employment through the day before the third anniversary of the Effective Date (the “Final Promotion RSU Vesting Date”), the Promotion RSUs shall vest no later than the Final Promotion RSU Vesting Date. Subject to the approval of the Compensation Committee of the Board of Directors of Warner Bros. Discovery, Inc., which Company shall use good faith efforts to obtain, beginning in 2023 (i.e., the first annual grant shall be made during the normal grant cycle in 2023) and for the balance of the Term of Employment, Executive shall receive an annual equity award under the Stock Plan at an annual target value of Three Million Dollars ($3,000,000) during the normal annual grant cycle in accordance with

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Company’s then-standard practices and procedures for awards to Senior Executives (the “Annual Equity Grant”). The equity instruments, terms and conditions, and calculation of number of awards shall be based on Company’s then-standard practices and procedures for awards to Senior Executives. In the award agreements granting the Promotion RSUs and any Annual Equity Grant, Company hereby agrees to provide that if an Approved Transaction, Control Purchase, or Board Change, as such terms are defined in the Stock Plan (each a “Change in Control”), occurs before such equity award has vested and provided that there is an equitable substitution or replacement for the equity award in connection with a Change in Control, the vesting of the equity award shall fully accelerate as a result of the Change in Control only if (i) within 12 months after the Change in Control, (A) the Company or a Subsidiary (as defined in the Stock Plan) terminates Executive’s employment other than for Cause, or (B) if Executive resigns for Good Reason, or (ii) during such 12-month period after the Change in Control, Executive is given notice by the Company that, in connection with a termination of Executive’s employment by the Company other than for Cause, Executive shall no longer be required to provide services for the Company or its affiliates or subsidiaries as an employee and Executive ceases to provide such services, but due to the length of any statutorily or contractually required notice period, Executive’s employment actually terminates following the expiration of such 12-month period. Any accelerated vesting as described in the preceding sentence shall occur only if and to the extent permitted under Section 409A of the Code and the regulations thereunder.
J.Expenses. Company shall reimburse Executive for business, travel and entertainment expenses reasonably and actually incurred during the performance of Executive’s duties pursuant to this Agreement to the extent such reimbursement is sought in accordance with Company’s business, travel, and entertainment policies and procedures.
K.Travel. Executive will be entitled to business travel benefits and opportunities under Company’s travel policies.
L.Director and Officer Liability Insurance. Executive shall be eligible for and entitled to insurance coverage under Company’s director and officer liability insurance and employment practices liability insurance policies in accordance with those policies and in amounts similar to coverage afforded other Senior Executives for activities on behalf of Company or any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Company (“control” of Company or any other entity meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or other interests, by contract or otherwise) (an “Affiliate”; provided, however, that no stockholder of Warner Bros. Discovery, Inc. shall be an Affiliate of Company for purposes of this Agreement) and otherwise shall be eligible for and entitled to indemnification in accordance with Company’s corporate governance requirements.

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IV.TERMINATION OF EMPLOYMENT
M.Death. If Executive should die during the Term of Employment, the Term of Employment shall automatically terminate. No further amounts or benefits shall be payable except earned but unpaid Base Salary, accrued but unused vacation, unreimbursed business expenses, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefit programs, which shall be paid in accordance with the terms of this Agreement and such other Company benefit programs, including the terms governing the time and manner of payment (the “Accrued Benefits”). Company also shall pay a prorated portion of Executive’s annual bonus at Target for the calendar year of Executive’s death based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of the applicable plan year’s performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year of Executive’s death. Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.
N.Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to Executive, Company may terminate the Term of Employment. Notwithstanding the foregoing, the Term of Employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Code Section 409A (as defined in Section VIII(I)). In such case, no further amounts or benefits shall be payable to Executive, except that Executive shall (i) receive the Accrued Benefits, (ii) receive a prorated portion of Executive’s annual bonus at Target for the calendar year of Executive’s separation of service based on the amount of time Executive was employed during that calendar year (and subject to adjustment based on achievement of the applicable plan year’s performance metrics), payable at the time annual bonuses are ordinarily paid to Senior Executives, but in no event shall it be paid later than March 15th of the year following the calendar year, and (iii) be eligible to elect to (x) receive continued coverage under Company’s relevant medical or disability plans to the extent permitted by, and under the terms of, such plans and to the extent such benefits continue to be provided to other former Senior Executives generally or (y) receive COBRA continuation of the group health benefits previously provided to Executive and his dependents (provided Executive timely elects such COBRA coverage) in which case Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if Company determines that the provision of continued group health coverage at Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive (e.g., because such benefits are provided by a self-insured basis by Company), then Executive shall be obligated to pay the full monthly

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premium for such coverage and, in such event, Company shall pay Executive, in monthly installments, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum applicable COBRA period (provided, that Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from a new employer). Executive’s then-outstanding equity awards under the Stock Plan shall be treated in accordance with the applicable plan documents and implementing award agreements.
O.Termination For Cause.
1.Company may, subject to Section IV(C)(2), terminate the Term of Employment for Cause by written notice. “Cause” shall mean: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of Company’s Code of Ethics or other Company written policies; (iv) improper conduct substantially prejudicial to Company’s business (whether financial or otherwise); (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive’s duties.
2.In the event that Executive materially neglects his duties under Section I(A) or Section I(C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement, including any conduct constituting Cause (collectively, “Breach”), Company shall so notify Executive in writing. Other than a Breach that is not susceptible to cure, Executive shall be afforded a one-time-only opportunity to cure the noted Breach within ten (10) business days from receipt of such notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate the Term of Employment by written notice to Executive.
3.Any termination of the Term of Employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment for “Cause” and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used in any such Company plan shall be deemed to mean solely the commission of acts described in Section IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described in Section IV(C)(2)).

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P.Termination Of Employment By Executive for Good Reason/Termination of Employment by Company Not For Cause.
1.Company may terminate the Term of Employment not for Cause (as defined above), and Executive may terminate the Term of Employment for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities; (b) Company’s material change in the location of Company’s office where Executive works (i.e., relocation to a location outside the Washington, D.C. metropolitan area); or (c) a material breach of this Agreement by Company, including a change in the position to which Executive reports as set forth in Section I(B); provided however, that Executive must provide Company with written notice of the existence of the reduction, change or breach constituting Good Reason within ninety (90) days of any such event having occurred or Executive learning thereof, whichever is later, and allow Company thirty (30) days to cure the same. If Company so cures the reduction, change or breach, Executive shall have no basis for terminating the Term of Employment for Good Reason with respect to such cured reduction, change or breach. Executive must terminate his employment in writing within twenty (20) business days following the expiration of Company’s cure period for the termination to be on account of Good Reason or such right shall be deemed waived. For clarity, Company is not obligated to actually utilize Executive’s services on a full-time regular basis for the entire Term of Employment, and payment of Executive’s Base Salary and all payments and provision of group benefit plans and programs, subject to any obligations of mitigation and rights of offset consistent with Sections IV(E) and (F) herein, will fully discharge its obligations under this Agreement. While employed in an inactive status, Executive’s obligation to provide exclusive and full-time services to Company pursuant to Sections 1(A) and (C) shall remain in full force and effect unless Executive is directed by Company in writing to mitigate. For purposes of Code Section 409A (as defined herein), Executive’s “Services Cessation Date” is the date Executive stops rendering active services, and “Service Cessation Date” means a “separation of service” under Code Section 409A. In no event shall Executive be employed in an inactive status for more than three (3) months under this provision.
2.(i) If Company terminates the Term of Employment not for Cause, (ii) if Company elects not to renew the Term of Employment in circumstances that trigger Executive’s entitlement to severance under Section II(B), or (iii) if Executive terminates the Term of Employment for Good Reason, then Company shall pay Executive the Accrued Benefits. In addition, Company shall make the following payments (collectively, the “Severance Payment”):

(a) Commencing on the Release Deadline (as defined below), Company shall pay Executive his Base Salary for the period beginning on Executive’s termination date through the period which is the longest of (i) the balance of the Term of Employment up to a

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maximum of twenty-four (24) months, (ii) twelve (12) months, and (iii) the number of weeks of severance to which Executive would have been entitled had Company’s then-current redundancy severance plan applied to Executive’s termination, except that the first installment payment shall include any installments that would have been payable between the date of termination and the Release Deadline had the release requirement under Section (IV)(D)(3) hereof been satisfied on the date of termination (the “Base Salary Continuation”).  For the avoidance of doubt, in no event shall the Base Salary Continuation period be longer than twenty-four (24) months. In the event the Base Salary Continuation period is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and Company relieves Executive of all of Executive’s work responsibilities for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. Notwithstanding the foregoing, the Base Salary Continuation period may in no event be less than thirteen (13) weeks.

Except as provided in this Section IV(D)(2) with respect to the first installment payment, the Base Salary Continuation shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full.
(b) Notwithstanding anything in Company’s then-effective annual incentive compensation plan to the contrary, Executive shall be paid a bonus at Target under Section III(B) for each full calendar year within the Base Salary Continuation period. For any partial calendar year within which the Base Salary Continuation period ends, Executive shall only be entitled to a prorated Target bonus based on the elapsed time from January 1 of such partial year through the last day of the Base Salary Continuation period. The bonus/incentive payment portions of the Severance Payment shall be paid to Executive in a single lump sum on the date that Company pays bonuses/incentive payments to its other Senior Executives for the applicable then-effective annual incentive compensation plan year.
(c) Company shall reimburse Executive for up to eighteen (18) months of post-termination continued health coverage (medical, dental, and vision) under the applicable Company medical plan pursuant to COBRA, should Executive be eligible for and elect COBRA. These reimbursements shall be subject to required withholdings. If Company determines the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly or similar premium for such coverage under COBRA. In such event, Company shall pay Executive, in monthly installments over the eighteen (18) month COBRA period (or the remaining portion thereof) an amount equivalent to the monthly premium for COBRA coverage

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for the balance of the eighteen (18) month COBRA period (based on the COBRA rates then in effect).
3.No Severance Payment shall be made if Executive fails to sign a release substantially in the form attached hereto as Exhibit A. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Code Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment shall be made if Executive violates Section VI hereof, in which case all Severance Payments shall cease, and Company may seek forfeiture of Severance Payments already made.
4.Company agrees that if, at the time the Term of Employment is terminated not for Cause, or Executive terminates the Term of Employment for Good Reason, and Company has a standard severance policy (“Severance Policy”) in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive receiving a sum greater than the Severance Payment, Executive shall receive whichever is the greater of the two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Code Section 409A, then the payment schedule provided in Company’s Severance Policy shall apply only to the portion of the amount payable under the Severance Policy that exceeds the Severance Payment. For the avoidance of doubt, in no event shall the Severance Payment exceed twenty-four (24) months of Base Salary Continuation and annual bonus.
5.If Executive terminates the Term of Employment before it has expired for a reason other than one or more of those stated in Section IV(D)(1) hereof, it shall be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he shall forfeit all rights to be compensated for any remaining portion of his Base Salary, Severance Payment and/or bonus/incentive payment that may otherwise be due and unpaid under this Agreement, pursuant to other Company plans or policies, or otherwise, except for Accrued Benefits or as may be required by law.
Q.Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing or due under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the Severance Payment by the Offset Income. Executive acknowledges and

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agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payments from Company will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are unconditionally vested and earned in full or part based on performance or service requirements for the period during which the Severance Payment is made), Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later unconditionally earned and vested payments to the applicable period of the Severance Payment. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that Company reasonably may require, and that failure to provide timely notice to Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third-party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured and that Company may seek forfeiture of all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, up to the amount of Offset Income attributable to such period. Any offsets made by Company pursuant to this Section IV(E) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment.
R.Mitigation. In the event of Executive’s termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other comparable employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified.  At Company’s request and with prior notice to Executive, Executive may be required to furnish to Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request.  Executive further agrees that Company, with reasonable prior notice to Executive, may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts.  Should Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, with reasonable notice to Executive, Company may cease any payments due to Executive pursuant to Section IV(D)(2) and the foregoing shall be without waiver of Executive’s right to challenge Company’s election and basis for doing so.

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V.CONFIDENTIAL INFORMATION
S.Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to Company and its Affiliates, and their respective businesses, (i) obtained by Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by Executive). After termination of Executive's employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company. For the avoidance of doubt, and notwithstanding the foregoing, nothing herein or in this Agreement shall (x) prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, or (y) prevent or limit Executive from discussing his terms and conditions of employment.  Nothing herein or in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. As a condition of employment, Executive is required to sign a Confidential Information and Assignment of Inventions Agreement, which is attached hereto as Exhibit B and incorporated herein by reference. Notwithstanding the foregoing, Executive shall be able to share Company’s confidential information under this Section V with his financial, legal, and business representatives, and with any arbiter and/or court adjudicating a dispute between Executive and Company so long as Executive receives reasonable assurances that such persons will also keep such information confidential.
T.In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with such written notice of this subpoena or order so that Company may timely move to quash if appropriate unless such notice to Company is prohibited by law or procedure.
U.Executive also agrees to reasonably cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in Company’s employ.
VI.RESTRICTIVE COVENANTS
V.Executive covenants that during the Term of Employment and, for a period of twelve (12) months after the conclusion thereof (the “Restricted Period”), he shall not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in any business

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activities involving nonfiction, scripted, sports, lifestyle, news, interactive games, or general entertainment television (whether in cable, broadcast, free to air, digital, streaming, film, or any other distribution method) within the Restricted Territory (“Competitive Services”). The Restricted Territory is the United States and any other country for which Executive had management responsibilities (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the three (3) years prior to Executive’s separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company; provided, that, Executive’s ownership is equal to or less than three (3) percent of such entity’s outstanding stock. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. In the event that Executive is placed on “garden leave” pursuant to Section IV (D) prior to separation and the period of Base Salary Continuation is less than six months, the Restricted Period shall be six months or the period of Base Salary Continuation, whichever is shorter.
W.If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of Company before doing so, Executive may request consent from Company by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of Company or its Affiliates.
X.Executive acknowledges that during his employment, he will learn confidential, non-public information about the skills, abilities and compensation of other Company and Affiliate employees. In order to protect this information, during Executive’s employment and for a period of eighteen (18) months following the conclusion of Executive’s employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, any employees of Company (other than Executive’s then-assistant) or any of its Affiliates to leave their employment with Company or such Affiliate.
Y.Executive understands and acknowledges that because of Executive’s employment with Company, Executive will have access to Company’s and its Affiliate’s trade secrets and confidential information. During Executive’s employment and for an eighteen (18) month period following the conclusion of Executive’s employment with Company, Executive covenants that he will not use Company’s and its Affiliate’s trade secrets or confidential information to directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business

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partner to terminate its business relationship with Company or its Affiliates.
Z.During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization (other than non-interfering civic and charitable activities), regardless of whether Executive is compensated for these services, unless Executive obtains the prior written consent of the Chief Executive Officer of Company.
AA.Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., any investment in which Executive has made the decision to invest in a particular company) he has in a company that is a competitor of Company or its Affiliates (“Competitor”) or that Company or its Affiliates is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five (5) percent or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular mutual fund or similar entity, even if such entity, in turn, invests in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.
AB.If Company makes a Qualifying Renewal Offer, Executive declines such offer, and Executive terminates employment at the end of the Term of Employment, Executive shall be eligible for a Noncompetition Payment (as defined below). Provided that Executive signs a release in the form attached hereto as Exhibit A, and such release is executed and becomes effective on or before the Release Deadline, then, on the Release Deadline, Company will commence to pay Executive an amount equal to 50% of Executive’s Base Salary for the Restricted Period (the “Noncompetition Payment”). The Noncompetition Payment shall be paid in substantially equal increments on regular Company paydays (less required deductions and withholdings), except that the first installment payment shall also provide any installments that would have been payable between the date of termination and the Release Deadline had the release requirement under Section (IV)(D)(3) been satisfied on the date of termination (less required deductions and withholdings), until the balance is paid in full, provided that Executive complies with the provisions of this Section VI. For the avoidance of doubt, the Noncompetition Payment is intended to be paid in circumstances in which Executive is not eligible for the Severance Payment.
AC.Prior to the conclusion of Executive’s employment with Company, Executive shall return all Company property and materials, including

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equipment, such as laptop computers and mobile telephones, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer disks.
AD.In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, with reasonable prior notice to Executive, all Severance Payments or Noncompetition Payments to Executive, if any, shall cease, and Company may seek forfeiture of Severance Payments or Noncompetition Payments already made. The foregoing shall be without waiver of Executive’s right to challenge Company’s election and basis for doing so.
VII.ARBITRATION
AE.Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its Affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive's employment with Company or the termination of such employment including Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any Claim arising under any similar federal, state or local law, statute, regulation or common law doctrine or out of this Agreement.
AF.Use Of AAA; Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules (“Rules”). The seat or place of arbitration shall be Maryland. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration pursuant to this Agreement shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.
AG.Binding Effect. Arbitration shall be binding and shall afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery shall be allowed, and all discovery disputes shall be decided, exclusively by arbitration in accordance with the Rules.
AH.Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.
VIII.CONTROLLING LAW AND ADDITIONAL COVENANTS

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AI.The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.
AJ.If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated. The section headings of this Agreement are for convenience only and shall not in any way affect the interpretation of any section hereof or of the Agreement itself. Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.”
AK.Executive warrants that (1) his employment under this Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound; (2) Executive will do nothing on behalf of Company that violates or conflicts with any such contract or agreement; and (3) Executive will indemnify Company for any liability, damages, costs, or reasonable outside attorneys’ fees that Company suffers as a result of any such violation or conflict.
AL.Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing prior to Executive’s signing this Agreement to review and explain to Executive the legal effect of the terms and conditions of this Agreement.
AM.Without limiting anything to the contrary in this Agreement, Executive agrees not to disclose the terms hereof to any person or entity, other than Executive’s attorneys, accountants, financial advisors, government authorities who require it, or members of Executive’s immediate family who need to know this information and agree to keep it confidential.
AN.This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Notwithstanding either of the foregoing sentences, or any other provision of this Agreement, this Agreement shall not supersede, replace, invalidate or otherwise modify or affect any restrictive covenants in any previous, subsequent or other agreements or documents between Executive and Company, including, without limitation, any covenants regarding confidentiality, intellectual property, confidential and proprietary information, non-competition, non-solicitation of customers, non-solicitation or no hire of employees, and the like (collectively, “Other Restrictive Covenants”), and any such Other Restrictive Covenants will remain in effect and Executive shall

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remain bound by such Other Restrictive Covenants. To the extent any of the restrictions or covenants contained in this Agreement conflict in any way with any such Other Restrictive Covenants, such conflict shall be resolved in favor of this Agreement.
AO.Any modifications to this Agreement shall be effective only if in writing and signed by both parties.
AP.Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.
AQ.Section 409A of the Code.
1.It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Company shall have no liability to Executive with regard to any failure to comply with Code Section 409A so long as Company has acted in good faith with regard to compliance therewith.
2.If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
3.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “separation” or like terms shall mean Separation from Service.
4.If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Company from time to time, or if none, the default methodology, then:
a.With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death; and

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b.On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(I)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(I)(4) shall be made to Executive.
1.With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
2.Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Company.
AR.This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law. Notwithstanding the foregoing, this Agreement may be assigned to any Affiliate of Company which employs Executive.
AS.This Agreement may be executed with electronic signatures and in any number of counterparts. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

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AT.All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, or (c) sent by electronic email. Any such notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. Until further notice given in accordance with the foregoing, the respective addresses and email addresses for the parties are as follows:
If to Company:
Discovery Communications, LLC
8403 Colesville Road
Silver Spring, MD 20910-6331
Attention: Fabienne Clermont, Esq.
Email: fabienne_clermont@discovery.com

If to Executive, at the home address then on file with Company, with a concurrent copy to:
Del Shaw Moonves Tanaka Finkelstein Lezcano Bobb & Dang
2029 Century Park East
Suite 1750
Los Angeles, CA 90067
Attn; Jeffrey Finkelstein, Esq.
Email: jfinkelstein@delshaw.com

[signature page follows]

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

EXECUTIVE: /s/ David Leavy	DATE: August 26, 2022
David Leavy DISCOVERY COMMUNICATIONS, LLC: /s/ Adria Alpert-Romm Name: Adria Alpert-Romm Title: Chief People and Culture Officer	DATE: August 26, 2022

[signature page to Employment Agreement]

EXHIBIT A

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“Company”), and David Leavy (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on __________________ (the “Effective Date”). Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
1. Effective close of business on the Effective Date, Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and/or as a matter of law (e.g., COBRA benefits).
2. In consideration for Executive’s executing this Release of any and all legal claims he might have against the Discovery Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in, as applicable, Section IV(D) or Section VI(G)(i.e., the “Severance Payment”), of the Agreement.
3. Neither Company nor Executive admits any wrongdoing of any kind, and Executive agrees that neither Executive nor anyone acting on his behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing or anything to the contrary in the Agreement, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement pursuant to which this Release is given; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.
4. In exchange for the undertakings by Company described in the above paragraphs:
I.Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company and its Affiliates (as defined in the Agreement), as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents in their respective capacities as such (collectively, the “Discovery Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the Discovery Parties that he may have had, now has or may have against the Discovery Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release relating to his employment with any Discovery Party or the termination thereof. Those claims, demands, liabilities and obligations from which Executive releases the Discovery Parties include any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any Discovery Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including the federal Age Discrimination In Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act and Maryland Fair Employment Practices Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time.

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Notwithstanding the foregoing, nothing contained herein shall release Company from (1) the obligations set forth in this Release, (2) claims for vested benefits under any benefit plan, (3) any claim that arises after the date Executive signs this Release, (4) Executive’s right to indemnification under applicable insurance policies and/or Company’s by-laws, or (5) any claim that cannot by law be released, including claims for unemployment insurance benefits and workers’ compensation benefits.
II.Nothing in this Release, including its general release and non-disparagement or confidentiality provisions, shall be construed to (1) waive Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged sexual harassment or other unlawful conduct on the part of Company, or on the part of the agents or employees of Company, when Executive has been required or requested to attend such a proceeding pursuant to court order, subpoena, or written request from an administrative agency, legislature or other governmental authority (any such order, subpoena or request, an “Authority”) or otherwise prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; (2) prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission, or any other federal, state, or local agency charged with the enforcement of any laws, including providing documents or other information (through otherwise lawful means); (3) prevent Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Release Executive is waiving Executive’s right to recover any individual relief (including any backpay, frontpay, reinstatement, or other legal or equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Executive or on Executive’s behalf under said Section 7 by any third party, except for any right Executive may have to receive an award from an Authority (and not Company) for information provided to an Authority; or (4) if Executive is age forty (40) or over, limits or affects Executive’s right to challenge the validity of this Release under the ADEA or the Older Worker Benefits Protection Act.
III.Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with, the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any Discovery Party shall be deemed to be outside the scope of this Release whether mentioned herein or not, except as otherwise expressly set forth herein. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Discovery Parties, Executive expressly acknowledges that this Release is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Release.
IV.Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D) of the Agreement is in addition to what he would have been entitled to
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receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been hereby advised through this Release to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement pursuant to which this Release is given. Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given twenty-one (21) days to consider, sign, and return this Release to Company’s designated representative, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the General Counsel of Company no later than three business days following such period.
e.    Executive further hereby covenants and agrees that this Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all Affiliates and representatives of any of the foregoing persons and entities.
f.    Except as permitted by applicable laws and the terms of the Agreement and this Release, Executive agrees that he will not disparage any Discovery Party or make or publish any communication with respect to the period of Executive’s employment by Company that reflects adversely upon any of them, including communications concerning Company itself and its current or former directors, officers, employees or agents. In the event of a termination of the “Term of Employment” other than a termination by Company for “Cause” (as those two terms are defined in the Agreement) under the Agreement, Executive and Company shall confer about a mutually agreeable announcement of Executive’s separation from Company.
g. Executive agrees to return all Company property and materials, including equipment, such as laptop computers and mobile telephones, and documentation, such as files (including all originals and copies), notes, e-mail accounts and computer disks prior to the conclusion of Executive’s employment with Company. Notwithstanding the foregoing, Executive shall be able to retain the mobile phone number he is provided by Company.
1.     a.    If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
b.    Any provision of this Release which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.”
c.    Company and Executive agree that this Release, consisting of four (4) pages, and the Agreement pursuant to which this Release is given, constitutes the entire agreement between them with respect to the subject matter hereof. Each party further warrants that he, she or it enters into this Release freely.
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d.     This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
IN WITNESS WHEREOF, I have signed this Release this __ day of
_________________________, 202__.
By:

Print Name:

Subscribed and sworn to before me this ___ day of _______________, 202__.

Notary Public
My Commission Expires

ACCEPTED AND AGREED:

DISCOVERY COMMUNICATIONS, LLC
By: _________________________________
Name: ______________________________
Title: _______________________________
Date: ________________________________
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Discovery Communications, LLC
Confidential Information and Assignment of Inventions Agreement

        As a condition of my employment with Discovery Communications, LLC (hereinafter, together with its Affiliates (as defined in the agreement to which this Exhibit B is attached), successors or assigns, the “Company”), and in consideration of my employment with Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Discovery Communications, LLC Confidential Information and Invention Assignment Agreement (this “Agreement”):

1.     Confidential Information and Compliance with Policy.  I acknowledge that I am subject to the requirements of the Discovery Code of Ethics and other policies during my employment with Company, which are available to me on Company’s online portal and externally at www.wbd.com under Investor Relations/Corporate Governance.  I agree that during and after my employment with Company I will hold in the strictest confidence, and will not use (except for the benefit of Company during my employment) or disclose to any person, firm, or corporation any Company Confidential Information (as defined below), including any non-public information that relates to the actual or anticipated business, research or development of Company, or to Company’s proprietary data, trade secrets, or know-how, including research, content development plans, content ideas, product plans, or other information regarding Company’s products or services and markets therefor, customer lists and customers, distribution agreements and arrangements, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. For the avoidance of doubt, and notwithstanding the foregoing, nothing in this Agreement shall (x) prohibit me from communicating with any government agency, regulator or other legal authority of any nature concerning any possible violations of federal, state or local law or regulation, or (y) prevent or limit me from discussing my terms and conditions of employment.  Nothing in this Agreement, however, authorizes the disclosure of information I obtained through a communication that I was aware was subject to Company’s attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule. For the purposes of this Agreement, Company Confidential Information means any data or information, without regard to form, that is valuable to Company and is not generally known by or available to the public. To the extent consistent with the preceding sentence, Company Confidential Information includes: (i) the identities of Company's customers and the specific individual customer representatives with whom Company works, the details of Company's relationships with such customers and customer representatives, the identities of distributors, contractors and vendors utilized in Company's business, the details of Company's relationships with such distributors, contractors and vendors, and the nature of fees and charges made to Company's customers; (ii) non-public information and materials describing or relating to Company’s business or financial affairs, including financial and/or investment performance information, personnel matters, products, operating procedures, organizational responsibilities, marketing matters, or policies or procedures of Company; or (iii) information and materials describing Company's existing or new products and services, including analytical data and techniques, and product, service or marketing concepts under development at or for Company, and the status of such development. Company Confidential Information does not include information that, other than as a result of a breach by Executive of this Agreement, (A) is or becomes generally known within the relevant industry, (B) is or becomes known to Executive other than through Executive’s work for Company, or (C) is or becomes generally known by or available to the public.

2.     Inventions.

A.               Assignment of Inventions. I agree that I will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and agree to assign and

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hereby do irrevocably assign to Company, or its designee, my entire right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of Company (including outside regular working hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within Company’s sole discretion and for Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of Company’s efforts to commercialize or market any such Inventions.

 B.                 Maintenance of Records and Obligations.  I agree to keep and maintain adequate, current, accurate, and authentic written records for all Inventions made by me (solely or jointly with others) during the term of my employment with Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by Company. The records are and will be available to and shall remain the sole property of Company at all times. I agree to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to Company of all my written records (if any) and other pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments or documents consistent herewith that Company shall reasonably deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligations under this section shall continue after the termination of my employment with Company. If Company is unable because of my mental or physical incapacity, or for any other reason, to secure my signature with respect to any Inventions, including to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

3.        Whistleblower Protections and Trade Secrets. Nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such governmental agencies). In accordance with 18 U.S.C. Section 1833: (i) I shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court
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proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

4.    I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. Company may freely assign or transfer any or all of its rights or obligations hereunder.

Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.”

Accepted and agreed:

Print Name:

David Leavy

Signature:

/s/ David Leavy

Date: August 26, 2022

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